EXHIBIT 21
HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Name of Company	Jurisdiction

Hess (Luxembourg) Exploration and Production Holding S.à.r.l.	Luxembourg

Hess (Netherlands) Oil & Gas Holdings C.V.	The Netherlands

Hess (Netherlands) U.S. GOM Ventures B.V	The Netherlands

Hess Capital Services Corporation	Delaware

Hess Egypt West Mediterranean Limited	Cayman Islands

Hess Energy Exploration Limited	Delaware

Hess Equatorial Guinea Inc.	Cayman Islands

Hess International Holdings Corporation	Delaware

Hess International Holdings Limited	Cayman Islands

Hess Libya (Waha) Limited	Cayman Islands

Hess Limited	United Kingdom

Hess Norge AS	Norway

Hess Oil and Gas Holdings Inc.	Cayman Islands

Hess Oil Company of Thailand (JDA) Limited	Cayman Islands

Hess Oil Virgin Islands Corp.	Virgin Islands

Hess UK Investments Limited	Cayman Islands

Hess West Africa Holdings Limited	Cayman Islands

Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary).
Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant.